Exhibit 99.1

Top Five U.S. Bank Accelerates Hardware Order to Fast-Track Deployment of Intellicheck’s In-Branch Identity Verification Platform

Expanded Use Case Verifying IDs and Passports Averts Identity Theft and Fraud

MELVILLE, NEW YORK – September 3, 2021 – A top five U.S. bank has accelerated its purchase of hardware through Intellicheck, Inc. (Nasdaq: IDN) to advance the newest deployment of Intellicheck’s identity verification platform at bank branches nationwide. The third quarter delivery of the previously announced $1.3 million hardware sale, now positions the bank to use Intellicheck’s passport authentication capabilities in addition to its driver license authentication solutions.

This hardware order that was originally anticipated to be split between the third and fourth quarters accelerates the ability for this prominent globally recognized bank to provide clients with unprecedented confidence in the security of in-branch financial transactions.

Intellicheck CEO Bryan Lewis said, “By accelerating the delivery of this hardware order the bank is now in the position to arm their tellers to stop fraud quickly and effectively for in-branch transactions. We believe that the critical first step for our customers whose clients are executing a transaction is answering the most vital question with certainty. Is the person doing the transaction the real person or are they using falsified documentation? Failing to answer that question with certainty based on identity validation opens the door to validating an imposter. Our verification process is 99% accurate and we believe that we do it like no one else and that’s why even law enforcement agencies across the country have deployed our innovative technology solution.”

Although hardware isn’t a core component of Intellicheck’s business, from time to time the Company will sell hardware in conjunction with an implementation that does not use existing equipment. Hardware sales carry significantly lower gross margins, in this case approximately 20%, versus our most recently reported SaaS gross margin of 93.3%.

With headquarters in New York and business in more than 160 countries and jurisdictions, this top 5 bank is already using Intellicheck’s leading identity verification technology with retail clients including the largest North American electronics retailer for credit card applications and account look-ups.

Contact

Media and Public Relations: Sharon Schultz (302) 539-3747

Investor Relations: Gar Jackson (949) 873-2789

About Intellicheck

Intellicheck (Nasdaq: IDN) is a trusted industry leader in technology solutions that stop identity theft and fraud with rapid, accurate identity verification. We make it possible for our clients to increase revenues, improve customer service, and increase operational efficiencies. The company is focused on partnering with banks, credit card issuers and retailers as well as law enforcement agencies, national defense clients and diverse state and federal government agencies. For more information on Intellicheck, visit us on the web and follow us on LinkedIn, Twitter, Facebook and YouTube.